Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of the Company	Incorporated Under Laws of	Percent Owned by the Company

Old Second National Bank of Aurora (“Old Second Bank”)	United States	100%

Old Second Bank - Yorkville	State of Illinois	100%

Old Second Bank - Kane County	State of Illinois	100%

Old Second Financial, Inc.	State of Illinois	100%

Old Second Mortgage, Inc.	State of Illinois	Owned by Old Second Bank

Old Second Capital Trust I	State of Delaware	100% of the common stock

Old Second Affordable Housing Fund, L.L.C.	State of Illinois	70% Owned by Old Second Bank
		15% Owned by Old Second Bank-Yorkville
		15% Owned by Old Second Bank - Kane County